COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

2Q07 CONFERENCE CALL SCRIPT

July 31, 2007

OPERATOR

Good morning and welcome to this Coachmen conference call.  At this time, I would like to turn the call over to Mr. Jeff Tryka.  Please go ahead.

INTRODUCTION/SAFE HARBOR DISCLAIMER

(Jeff Tryka)

Thank you (NAME) and welcome to this Coachmen conference call to review the Company’s results for the second quarter ended June 30, 2007, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on July 31, 2007, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

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Coachmen Industries, Inc. Second Quarter Conference Call Script

July 31, 2007

BUSINESS OVERVIEW

(Rick Lavers)

Thank you Jeff, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group and Rick Bedell, President of our Housing Group.  We also have with us today our new General Counsel, Mr. Todd Woelfer.  Mr. Woelfer comes to us with fourteen years of experience practicing at one of our primary outside law firms, May Oberfell and Lorber.  He has been one of Coachmen’s litigation counsel for the past ten years.  I felt it was important to introduce him so you will know that I am no longer attempting to carry those duties as well as those of President and CEO.

This is the fourth conference call led by the new management team.  While we have introduced a new, high-quality RV product line that is increasing our RV market share in virtually every category, while we have succeeded in returning the Housing Group to profitability in a dismal housing market, and while we have, as our bankers recently said, done a masterful job of managing our balance sheet – all of which are clearly significant successes – we are still falling short of our most important objective – company-wide bottom line profits.

So, in spite of these successes we have no cause for celebration.

This management team is impatient, dissatisfied with this performance and not a little bit frustrated.  We all recognize that our markets are difficult – I probably don’t need to remind our investors that last week the Dow suffered its worst week of losses in over five years due to nervousness over the effects of the sub-prime lending debacle on the overall market. Countrywide Financial Group announced shrinking profits due to softening home prices, increasing delinquencies and mortgage defaults, and several analysts opined this is a sign of bigger problems to come.  Two weeks ago, the National Association of Realtors reported that sales of existing homes fell by 3.8% in June to the slowest pace in more than four years.  The Census Bureau just reported that new home sales through June were down 23.6% in the Midwest and 19.9% in the South and a staggering 32.8% in the West.  DR Horton, Pulte, Ryland and Meritage all reported sales and closings off as much as 40% or more.  KB Homes reported enormous losses and is exiting the

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July 31, 2007

Indianapolis market due to shrinking demand.  These are not excuses, these are facts.

I mention these statistics to put in perspective what we have accomplished by generating profits in our Housing Group in these very same markets in May, June and for the quarter.  But the Housing Group’s profits were modest, and insufficient to overcome the continued losses generated by the RV Group.  Despite everything we have accomplished, we have not yet achieved profitability in the RV Group.

Nevertheless, there are some very good trends we can report.  I will not do this routinely, but in the current circumstances I feel it is worthwhile to share a month-to-month trend in performance.  I quite understand that this is nothing to write home to Mom about, but when we are not yet where we want to be, it is worthwhile to see if the trends are pointing in the desired direction.  They are.  Of the $0.46 per share loss for the quarter (net of the impairment, which Colleen will explain), we lost $0.25 in April, 60% of that amount, or $0.15 per share in May and again, less than half that amount in June, or $0.06 per share, even with some substantial unusual expenses in June, which Colleen will also cover.

In addition, our net RV warranty cost per unit also dropped sequentially in each of these three months, as correspondingly our product quality has dramatically improved in every measure, quantitative and qualitative.  It is with some confidence that we believe Coachmen now offers RVs that are the best-in-class quality.  Now we make sure that quality is recognized by the market.

We also reduced our prices on 2007 inventory in order to clear it out before model change, in an already margin-challenged environment, so our RV product margins in the first half suffered greatly.  But by a combination of product simplification and standardization, strategic sourcing and market based pricing, we have been able to significantly increase our product margins on 2008 models – along with increased market share, as Mike will detail.

This is a long way of saying that we can now see that the RV boat is turning.  It is not completely turned yet, but it’s turning.  Later in today’s call I will outline steps we will be implementing beginning immediately that should

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July 31, 2007

cause us to achieve break-even at, and preferably below, our currently sustainable level of RV sales.

Colleen will now address Coachmen’s overall financial performance for the second quarter.  Then Mike will provide more detail with respect to the RV Group and Rick will discuss the performance of the Housing Group.

Colleen…

(PAUSE)

CORPORATE/FINANCIAL REVIEW

(Colleen Zuhl)

Thanks, Rick.

As mentioned in our release, the prolonged weakness in both of our industry segments continued in the second quarter, negatively impacting both our top and bottom lines.

For the second quarter of 2007:

•

Sales fell 3.6% to $149.8 million versus $155.3 million last year.

•

Consolidated gross margin was 4.0% compared to 5.2% for the same period a year ago, which was due mainly to the increased discounting of RV products and negative operating leverage associated with the lower sales and production levels.  However, gross margins did improve significantly from the first quarter, rising to 4.0% from 1.1%.

•

At the bottom line, the net loss for the quarter was $10.1 million, or $0.64 per share in 2007 compared with net income of $0.3 million, or $0.02 per share in the year ago quarter.

•

However, its important to note that two line-items dramatically impact these results and their comparability to 2006.  Specifically, in 2006 we realized $3.4 million in gains on the sales of assets while in 2007 we had virtually no gains from similar sales.  In the second quarter of 2007, we also incurred a non-cash charge of $3.9 million for the impairment of goodwill associated with the RV segment.  These two items alone, account for $7.3 million of the $10.4 million differential between the second quarter results.

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July 31, 2007

•

Given the size and nature of the goodwill impairment taken in the second quarter, let me expand just a bit on what drove this charge.   Due to the continued weakness in the RV market, combined with losses incurred by the RV segment since 2005, the Company was required by financial accounting standards to perform an interim goodwill impairment evaluation of the goodwill associated with the RV segment.  Based on this evaluation and despite our expectation that the RV market and the performance of the RV segment will improve in the future, we determined that the applicable accounting standards mandated that we recognize an impairment of the goodwill associated with the RV segment, resulting in a non-cash pre-tax charge of $3.9 million during the quarter.

The remaining goodwill on the Company’s books of $13.0 million relates entirely to the Housing segment.  There is no impairment of the Housing segment goodwill.

•

In addition to these two major items, there were several other expense line items that adversely impacted the results for the quarter, including the costs of the RV Group dealer seminar which was held in the second quarter of 2007 but in the third quarter in 2006, increased professional service fees associated with the strategic sourcing project, litigation expenses arising from our efforts to recover damages from the camping trailer lift system and sidewall lamination issues of 2005, and an increase in bad debt expense due to an RV dealer default.  In total, these items amounted to approximately $1.6 million.

For the quarter, we continued to tightly monitor our balance sheet, cash flows and the utilization of our assets.  For the first six months, net cash used in operations was $0.7 million, which is a significant improvement from the $7.1 million of cash used in operations during the first six months of 2006.  We have also held a tight line on capital expenditures, expending only $1.7 million thru June 30, 2007 versus the $3.4 million expended during the first six months of 2006.

On the balance sheet:

•

Cash decreased from the first quarter by $400,000 to $3.3 million at June 30, 2007.

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July 31, 2007

•

Total inventories decreased by $11.3 million from the end of the first quarter to $74.9 million.  Of this reduction, $6.4 million was a reduction in total finished goods inventory from $40.3 million to $33.9 million, much of this attributable to the clearing of 2007 inventory mentioned by Rick.  In terms of days supply, finished goods were reduced to 21.1 days from 24.7 days at the end of the first quarter.

•

Long-term debt remains very low at $3.8 million.

•

Short term borrowings increased from the end of the first quarter by $5.8 million to $13.4 million as of June 30, 2007.

•

Shareholders’ Equity stands at $139.1 million resulting in a book value per share of $8.85.

During the quarter, we effectively managed our balance sheet and further reduced finished goods inventories. In fact, since June 30, 2006, we’ve slashed RV finished goods from $51.2 million to $23.8 million – a reduction of 54%.  This excess inventory hurt us in a number of ways – from carrying cost to quality to added discounts, therefore we are intensely monitoring finished goods inventory to prevent any accumulation of open stock going forward.  We will continue to control costs by maintaining the gains we’ve made, by obtaining further cost reductions through strategic sourcing efforts and the implementation of more standardized product designs, and by realizing lower warranty costs as a result of improved quality.  These efforts will provide the base for improved margins and achieving our goals at the bottom line.

(PAUSE)

Mike, I’ll turn it to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW

(Mike Terlep)

Thank you Colleen.

The RV Group’s financial results for the second quarter were obviously not what anybody hoped for.  Despite meaningful market share improvements in most of our product categories, our bottom line results for the second quarter were impacted by several key operational factors: low margins driven by higher discounts and expenses associated with the transition to the 2008

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July 31, 2007

model-year products, up-front expenses incurred from the radical changes we made improving our product offerings, unfavorable operating leverage due to sales and production volumes and several unusual items that negatively impacted our pre-tax income.  However, it is important to note that although we suffered a penalty for our lower production levels, we did so as a result of a conscious choice to control production and avoid the build-up of excess inventory.

As we stated in our Release, the Recreational Vehicle Group reported sales of $111.2 million during the second quarter of 2007, up slightly from the same period last year.  This compares very favorably with an overall industry decline of nearly 13% in total unit shipments through June.  Our wholesale shipments outpaced the industry in Class C’s. Travel Trailers, Fifth wheels and camping trailers.

The detailed market information by product category regarding the Industry, as well as for the RV Group is as follows:

(PAUSE)

The RV market continued to soften in the second quarter, especially in towables.  All towable product categories are down at wholesale and only travel trailers have posted a year-to-date gain at retail.

Motorized has mixed results.

Through June, industry wholesale unit shipments were up 5% in Class A’s, while retail registrations through May were down 7%, with Gas Class A’s down 8% and Diesel Class A’s down 6%.  Class C wholesale shipments were down nearly 5% at wholesale through June, and down 10% at retail through May.

In the second quarter, Coachmen wholesale unit shipments of all product types increased by 1%, versus the second quarter one year ago, while industry shipments of all units were down 10.3%.  Our shipments in all but one product category significantly exceeded industry growth rates during the quarter.  Within the motorized category for the second quarter, our Class A unit shipments were down 14%, while our Class C unit shipments increased 27% during the quarter, which was terrifically better than the 3.4% increase in shipments for the industry during the quarter.  On the towable side of our

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July 31, 2007

business, during the second quarter travel trailer shipments fell 1% while industry shipments for travel trailers were down nearly 13%.  Our total fifth-wheel shipments increased 1% while the Industry was down 13.6% for the quarter.  Camping trailer shipments increased by 1% in the second quarter while the Industry experienced a decline of 10.5%.  So in summary, during the second quarter, we accomplished palpable wholesale market share gains in every product type with the exception of Class A motor homes.

We also continued to make gains in retail market share, demonstrating consumer acceptance of our redesigned products.  In motorized, our retail market share as reported by Statistical Surveys, Inc. has improved in Class A diesel motorhomes and Class C motorhomes.  Our retail share of diesels improved 11% through May, while our share of Class C motorhomes increased 18% over the same period.

On the towable side, we experienced retail market share gains in travel trailers and fifth-wheels.  Our retail shares of travel trailers improved 14% through May, while our share of the fifth-wheel market improved 6%.

Although we outperformed the industry in the second quarter in wholesale unit shipments, the low overall production volumes resulted in inadequate fixed overhead absorption, while the sell down of 2007 model-year products in anticipation of the introduction of 2008 models resulted in increased discounts and incentives that placed further pressure on gross profit levels.

Gross profit for the second quarter was a negative $69,000, or 0.1% of sales, versus a positive 1.2% of sales in the second quarter of 2006.  Although the difference is really inconsequential, as neither margin is close to being acceptable, the difference in gross profit between the second quarter of 2007 and the second quarter of 2006 was primarily attributable to 13% less production in 2007 versus 2006 which would have resulted in over $1 million in decreased overhead absorption.

In the first half of 2007, we focused on product redesign, quality improvement and market share.  In the second half we have shifted our focus to margins.  We have accomplished meaningful margin improvement through price adjustments to reflect the value proposition of our products and through material cost reductions associated with our strategic sourcing efforts.  In addition, we continue to work to further reduce material costs through strategic sourcing efforts.  As I mentioned last quarter, we engaged

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July 31, 2007

Deloitte Consulting to assist us with identifying and executing action plans on strategic sourcing and material cost reductions.  During the second quarter, we completed the first phase of this effort and identified specific sources of potential annual savings.  We expect to achieve significant savings this year from these sourcing activities.

The RV Group also continued its efforts to control operating expenses in the second quarter.  While total operating expenses were higher by $5.6 million compared to a year ago, much of the increase was due to unusual circumstances that we do not expect to re-occur.  Of the total increase, $3.9 million was the result of the write-off of goodwill associated with the RV Group, which Colleen discussed earlier.  We do not dispute the need to take this charge, but it does not reflect operating management during the quarter, it is an accounting entry.  In addition, the group incurred $0.6 million in expenses associated with our annual dealer seminar which occurred in the third quarter last year but the second quarter this year.  The Group incurred additional professional services fees of well over $0.6 million during the quarter associated with the strategic sourcing project as well as increased legal expenses from efforts to recover damages relating to the camping trailer lift system and sidewall lamination issues that occurred in 2005. Finally, the group incurred a net increase in bad debt expense of $0.1 million as the result of a single dealer default. If you deduct these unusual items, operating expenses were essentially flat.

As a result, the RV Group booked a pre-tax loss of $12.3 million for the quarter, compared with a pre-tax loss of $5.4 million in the second quarter of 2006.

The RV Group reduced its total finished goods by $6.0 million, or 20%, from the end of the first quarter and now stands at $23.8 million, which is less than half of what it was one year ago.  This is the lowest level achieved by the Group since the second quarter of 2003.  This lower inventory level will mean less need for discounting in the future.

With regard to our products, we introduced our complete 2008 model line at our dealer seminar held in June.  The timing of our seminar in June combined with dealers’ enthusiasm for our new products resulted in dramatically improved backlogs at the end of the quarter, which are more than double the backlogs at the end of the second quarter of 2006.  Total motorized backlogs rose by 630 units in the quarter, while towable backlogs

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July 31, 2007

increased by 365 units.  Our strong backlogs in certain product categories prompted us to increase production rates to meet the demand for those products.  However, despite the improvements in our backlogs, overall, we are still running well below our current plant capacities.

(PAUSE)

We are obviously still not achieving the bottom line performance that we are seeking.  Nonetheless, we are gaining momentum, our dealer body is excited by the improved products and our direction remains crystal clear:

•

We have a well defined vision and strategy for the RV Group.

•

Our products are now well aligned to compete in the market and are taking market share from our competition.

•

We have solid backlogs in key product categories, particularly fifth wheels and Class C motorhomes.

•

We have restored the Quality of our products to best-in-class.

•

Our finished goods are down 20% over last quarter and now stand at less than half their level from a year ago.

•

We have executed specific actions to drive down our material costs, and,

•

We improved margins for our 2008 models.

(PAUSE)

Now, for details about Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

(PAUSE)

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Mike…

(PAUSE)

The Housing Group also faced soft market conditions throughout the second quarter which had a significant impact on our results.  As mentioned, according to the U.S. Census Bureau, in June single-family housing starts in the Midwest fell 22% while in the South single-family starts fell 27% compared with June 2006.  For the first six months of 2007, total single-

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July 31, 2007

family housing starts in the Midwest fell 31% while single-family starts in the South fell 27% year to date.

Even though this data may not have a direct relationship to the business for our housing group due to the limited geography of our market area, the different market segments where we participate and the fact that the modular housing industry does not directly correlate to the US Census Bureau data, it clearly illustrates the strong market currents against which the Group struggled during the quarter.

For the second quarter:

•

The Housing Group reported a 13% decrease in revenues, to $38.5 million from $44.2 million last year.

•

The Group generated a pre-tax profit of $1.1 million compared with a $2.4 million pre-tax profit for the year-ago quarter.

•

As a percentage of revenues, gross profit increased to 15.7% of sales from 15.4% in 2006 due to a shift in product mix as well as enhanced production efficiencies garnered from military housing production.

•

Total operating expenses increased $0.7 million to $5.0 million, primarily due to an increase in selling expenses associated with builder incentives.

In the second quarter, wholesale shipments of all units declined 15% from the prior year’s quarter.  The decrease was mitigated by the addition of 174 units shipped for the Ft. Bliss project during the quarter.  The remaining units for the Ft. Bliss project were shipped in July.  Residential backlogs as of June 30 were 1,009 floors compared with 1,379 floors at the end of the second quarter last year.

(PAUSE)

Obviously, the deepening nationwide weakness in the housing market continues to adversely impact our results.  The state of the single-family housing market was the single reason for the decrease in our sales for the quarter.  In addition to the overall softness in the housing market, we continue to hear news of considerable difficulties in the sub-prime mortgage market that have taken a toll on the overall financial services sector.  While we have very little participation in the sub-prime market, any factors that cause a decrease in the availability of mortgage financing in the broader

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July 31, 2007

market or a reduction in confidence on the part of home buyers could have an adverse impact on our traditional single-family business.

As these factors continue to weigh down new home sales, we will likely see continued aggressive marketing strategies employed by home builders.  In an effort to blunt the impact of such actions, we have taken a number of steps to strengthen our traditional single-family business.  In the past quarter, we introduced a number of new home collections to enhance our product offerings.  During the second quarter, we launched a number of new marketing initiatives in coordination with our traditional builders.  For example, we introduced the “All American Welcome Home” program which offers a $5,000 rebate on the purchase of one of our homes by current and honorably discharged military personnel.  While it’s still too early to measure the success of this program, we are encouraged by the interest we’ve received so far.  We will continue to develop targeted marketing programs like this one to address specific needs in our markets and best focus our resources on maximizing revenues profitably.

We continue to mitigate the Group’s dependence on traditional scattered-lot single-family housing markets by pursuing major project opportunities.

Our efforts in the military construction market have resulted in improved revenue and capacity utilization among our locations.  In the first quarter we finalized the contract for the construction of the second phase of barracks at Ft. Bliss in Texas.  During the second quarter, we shipped 174 units out of the 236 units in the agreement.  The remaining units have already been shipped early in the third quarter.  Since the end of the second quarter, we have received a letter of intent for the construction of military housing at Ft. Carson in Colorado.  We expect to finalize this agreement and begin production on the project in the fourth quarter of 2007.  We also have a number of proposals pending on additional military projects and we anticipate receiving additional proposal requests over the next several months.

We are negotiating for a number of other significant projects, both military and civilian in the Gulf Coast.  All of our operations are now actively pursuing larger development projects.  Clearly the broader housing market remains in a slump, but we now believe we have a pipeline of projects that will enable our Housing Group to weather the current storm.

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July 31, 2007

Overall, the second quarter was full of challenges for the Housing Group, but it was heartening to begin to reap the results of our efforts over the last several months.  In the first quarter, we set the foundation for improved results with the Ft. Bliss project, and in the second quarter that effort helped return the Housing Group to profitability.  We are aggressively seeking new ways to strengthen our traditional markets while pursuing growth in new areas.  The development of new markets usually takes more time and effort than we would like, but our second quarter results demonstrate that it’s the right course of action.  As we broaden our base of business, we will be in an even better position for growth when our traditional housing market finally turns upward.

(PAUSE)

Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK

(Rick Lavers)

Thank you, Rick.

Clearly, despite several successes, the second quarter was disappointing. It is also now apparent that neither the RV market nor the housing market is going to turn significantly for the better any time soon.  Despite our encouraging increases in RV market share and the rather splendid performance of the Housing Group in the second quarter, we are not going to grow our way out of this situation in 2007.

As you have heard, although we have taken many significant steps to reduce costs and increase margins, our numbers are being dictated by under-absorption of overhead directly attributable to the current level of sales and production.

The undeniable facts are that there is over capacity in the RV industry, and that Coachmen has excess capacity for its current level of sales.  Do the math: the simple fact is that Coachmen’s RV Group is a $400 million business today.  Even after the closure of the Georgie Boy facility in Michigan and the mothballing of our older plant in Georgia, our manufacturing capacity today is much, much greater than $400 million.  Ironically on the other hand, the biggest single complaint we heard from our

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July 31, 2007

RV dealers at the June seminar was that we were not delivering our 2008 models to them fast enough.  However, while (with only one exception) we currently have enough backlogs in all of our RV plants to sustain our current production levels into September, even if we were to receive no more orders in the interim, we are still operating well below our overall capacity.  We must not do anything that will interrupt or slow down the deliveries to our dealers, but we absolutely must also reduce our operating costs through more appropriate capacity utilization. Further we will not kid ourselves by achieving production efficiencies by building open inventories in hopes that the product will be sold, and risk recreating the potential discount environment we suffered through this Spring.

Whatever size Coachmen is, it must operate profitably.  This is not an option, it is a necessity.  During the second quarter, we did reduce our salaried staffing by more than 60 positions company-wide, which will reduce ongoing operating expenses by approximately $2.7 million, but we must go much further.  We must reduce our production capacity to match our current level of revenues.  We have no choice.  We will do it.  This will have the effect of reducing our fixed costs while enhancing the capacity utilization of our remaining plants.

Accordingly, we are taking four steps immediately. First, we have reduced staff and will be temporarily closing our gas Class A plant while we readjust and rationalize our production lines.  Rest assured, we are not exiting the gas Class A business, not at all; we are just taking advantage of the present demand pattern to make changes.  Second, our paint facility is located in Elkhart, midway between the old Georgie Boy manufacturing complex in Edwardsburg, Michigan, and the Middlebury manufacturing complex.  While that may have made sense when we operated both of those facilities, the location is no longer efficient.  We have put the paint facility up for sale, and will be relocating our paint shop to occupy a portion of that gas Class A plant at the Middlebury complex as soon as environmental permitting allows.  Third, our West Coast Service facility was constructed in 2005, based on providing all of the service work for a major RV dealership located very close to that location.  That dealership was subsequently closed – and the West Coast Service facility has struggled to maintain profitability ever since.  Even though it served a major and extremely valuable role for making the sidewall repairs that became necessary in 2006, we will no longer carry its losses.  We are scaling back the size of that service facility and have made the largest portion of the facility available for sublease.

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Fourth, we will be further consolidating production among our other Middlebury plants, including mothballing at least one additional plant over the next few months.

Our objective when we have completed these steps, is to reduce our operating expenses by over $600,000 per month through improved capacity utilization of fewer facilities, without having to drop any product lines or disturbing our ability to timely fulfill our current orders.  Together with the reductions in force taken in 2005 and to a lesser extent earlier this year, the sales of under-performing assets in 2006, the efforts we have made at standardization and simplification of our product lines and our strategic sourcing initiatives, which are only now being realized in the 2008 model year, and the increased product margins we have realized through the efforts we have outlined, we will dramatically reduce the “breakeven” level of our RV operations, without sacrificing our future growth potential.  This is because we will also have increased our manufacturing flexibility, while maintaining the capability of ramping up production significantly as and when the markets recover.  When market conditions warrant, we will have the moth-balled facilities readily available at hand to meet increased demands.  As I said, this process will begin immediately, and we intend that it be completed by year-end.  Of course, there will be costs associated with these changes, which is one reason why we worked so hard to avoid them, but we expect the sale of our paint facility will cover most, if not all, of these costs.

Although this decision has been very difficult for management because of the effect it will have on many of our RV production employees, given current market conditions and predictions, we simply have no other choice.

We do not foresee any further accounting charges similar to those we suffered in the fourth quarter of 2006 and in the second quarter of 2007.  We do not have real estate holdings that will be subject to write-downs, as some of our housing competitors have done.  Assuming we can land the major housing projects we are working on, that Group should continue to make the shift to more balanced production.  Our costs will be reduced on the RV side and our margins will improve.  We have reduced our RV finished goods inventory and we are committed to avoiding inventory build-up.  We have launched our “Life should be so easy” marketing campaign, with ads now beginning to appear in many selected national publications, and our dealers tell us our 2008 line-up is the best we have had in a decade.  We are hopeful

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that our RV market share trends will continue to hold.  As a result of all these actions, we believe that the second half performance of the Company will improve over the first half.

Given the state of our markets, I am not predicting wild success, but I am confident that we are safely navigating the shoals in these turbulent waters, and that a leaner and meaner Coachmen will be much better positioned to survive and prosper in these extraordinarily tough times.

(PAUSE)

Operator, we will now be glad to entertain any questions.

OPERATOR     (Instructions for question and answer session)

QUESTIONS/ANSWERS

(Rick, Mike, Rick and Colleen)

OPERATOR    (Turns call back over for closing remarks)

CLOSING

(Rick)

We appreciate that you took the time to join us this morning.  We welcomed your questions, hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.